EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Integrated Health Services, Inc.:

     We consent to the use of our report dated March 25, 1998 relating to the consolidated financial statements of Integrated Health Services, Inc. ("IHS") and subsidiaries, incorporated herein by reference, to the incorporation herein by reference of our report dated April 14, 1997 relating to the consolidated financial statements of Community Care of America, Inc. and subsidiaries, which report appears in Amendment No. 1 to Form 8-K/A of IHS dated September 25, 1997 and filed on May 29, 1998, to the incorporation herein by reference of our report dated October 17, 1996 relating to the consolidated financial statements of First American Health Care of Georgia, Inc. and subsidiaries, which report appears in Amendment No. 1 to Form 8-K/A of IHS filed on July 11, 1997, and to the reference to our firm under the heading "Experts" in the registration statement.

     Our report dated March 25, 1998 refers to changes in accounting methods, in 1995, to adopt Statement of Financial Accounting Standards No. 121 relating to impairment of long-lived assets and, in 1996, from deferring and amortizing pre-opening costs of medical specialty units to recording them as expenses when incurred. Our report dated April 14, 1997 refers to the change in accounting method in 1996 to adopt Statement of Financial Accounting Standards No. 121 relating to impairment of long-lived assets. Our report dated October 17, 1996 contains an explanatory paragraph regarding the uncertainty with respect to certain contingent payments which may be payable under a settlement agreement with the Health Care Financing Administration.



                                          KPMG Peat Marwick LLP

Baltimore, Maryland
May 29, 1998